Contact:
Yuhe International, Inc.	CCG Investor Relations
Mr. Vincent Hu, Chief Financial Officer	Mr. Athan Dounis
Phone: +86-536-7300-667	Phone: +1 (646) 213-1916
Email: vincent.hu@yuhepoultry.com	Email: athan.dounis@ccgir.com

Mr. Jason Wang, Director of Investor Relations
Phone: +1 (765) 409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International, Inc. Announces Exercise of Over-Allotment Option for Common Stock

Weifang, Shandong Province, P.R.C. November 2, 2010– Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (the “PRC”), today announced that it closed the sale of an additional 540,000 shares of its common stock at the public offering price of $7.00 per share to the underwriters pursuant to the over-allotment option granted under the underwriting agreement in connection with its previously announced registered public offering, which was priced on October 20, 2010. The exercise of the over-allotment option brings the total number of shares of the Company’s common stock sold in the offering to 4,140,000, and the aggregate gross proceeds to approximately $29.0 million.

Roth Capital Partners acted as sole book-running manager of the offering with Rodman & Renshaw, Brean Murray, Carret & Co., and Global Hunter Securities acting as the co-managers.  A base prospectus and prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website, http://www.sec.gov. Copies of the base prospectus and the prospectus supplement relating to the offering may also be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by fax at (949) 720-7227, or via email at rothecm@roth.com.

About Yuhe International, Inc.
Founded in 1996, Yuhe is the largest day-old broiler breeder in China. The Company's main operations involve breeding, as all broilers are sold within a day of hatching. Headquartered in Weifang, Shandong Province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., which largely supplies the Company's internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement
This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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